Exhibit 10.12

[AMENDED AND RESTATED] EMPLOYMENT AGREEMENT

THIS [AMENDED AND RESTATED] EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective June __, 2021, by and between CVRx, Inc., a Delaware corporation (the “Company”), and [Executive Name] (“Executive”).

[WHEREAS, the Company and Executive are parties to an employment agreement dated as of [Date] setting forth certain terms of employment (the “Prior Agreement”); and]

WHEREAS, Executive desires to [continue][commence] employment with the Company, on the terms and conditions set forth in this Agreement;

WHEREAS, the Company wishes to provide for the protection of confidential, secret and proprietary information to which Executive will have access during Executive’s employment with the Company, pursuant to the Employee Proprietary Information and Inventions Agreement entered into by the parties in connection with Executive’s employment (the “Employee Proprietary Information and Inventions Agreement”).

NOW, THEREFORE, in consideration of the respective covenants and commitments of the Company and Executive, the Company and Executive hereby agree as follows:

1.       Employment. The Company hereby [continues to employ][employs] Executive, and Executive accepts such continued employment and agrees to perform services for the Company in accordance with the terms and conditions set forth in this Agreement. Except as expressly provided herein, termination of this Agreement by either party or by mutual agreement shall also terminate Executive’s employment by the Company.

2.       Term. Executive’s employment under this Agreement shall commence on [Date] and shall be terminable by either party for any reason or no reason in accordance with the provisions of Section 5 of this Agreement.

3.       Position and Duties.

3.01       Service with Company. During the term of this Agreement, Executive agrees to serve as [Job Title] of the Company and to perform such duties, consistent with such position, as the Board of Directors of the Company (the “Board”) or the Company shall assign to Executive. Executive shall report to the Company’s [Board/President and Chief Executive Officer (“CEO”)] and also work with other Company employees or members of the Company’s senior management team as the [Board/CEO] may designate from time to time.

3.02       Performance of Duties. Executive agrees to serve the Company faithfully and to the best of Executive’s ability and to devote Executive’s full time, attention and efforts to the business and affairs of the Company during the term of Executive’s employment. Executive hereby confirms that Executive is under no contractual commitments inconsistent with Executive’s obligations set forth in this Agreement and that, during the term of Executive’s employment with the Company, Executive will not render or perform any services for any other corporation, firm, entity or person except as specifically approved in advance by the Board. Executive shall not conduct or undertake any activities which would violate Executive’s obligations to any former employer. Executive shall comply with the Company’s policies and procedures; provided, that to the extent such policies and procedures are inconsistent with this Agreement, this Agreement shall control.

3.03       Other Positions. [Executive shall serve as a director on the Board of the Company, without additional compensation except as provided in this Agreement.] Upon termination of this Agreement or Executive’s employment with the Company for any reason, Executive shall immediately resign as a director or officer of the Company, as applicable.

3.04       Employee Proprietary Information and Inventions Agreement. As a condition of Executive’s employment with the Company, and in exchange for the compensation to be provided to Executive in connection with such employment, Executive acknowledged Executive executed, has abided by, and will continue to abide by the Employee Proprietary Information and Inventions Agreement attached to this Agreement as Exhibit A.

4.      Compensation.

4.01       Salary. As base compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive an initial annual salary of [$_______] to be paid in substantially equal regular payments in accordance with the Company’s normal payroll procedures and policies as in effect from time to time. The [Board/Company] shall annually evaluate Executive’s base compensation and consider Executive for such cost of living and merit-based salary increases as determined in the sole discretion of the Board. If Executive’s base compensation is increased from time to time by the [Board/Company] during the term of Executive’s employment under this Agreement, the increased base compensation shall become Executive’s base compensation for the remainder of the term of this Agreement, including any extensions thereof, subject to subsequent increases.

4.02       Participation in Benefit Plans. During the term of Executive’s employment by the Company, Executive shall be entitled to receive such life, disability, medical, dental and other insurance coverage as may be established by the Board from time to time for the Company’s executive level employees and for which Executive shall be eligible in accordance with the terms of such policies, plans or programs. Executive shall be entitled to accrue paid time off in accordance with the Company’s policies and programs in effect from time to time. Nothing in this Agreement is intended to or shall in any way restrict the Company’s right to amend, modify or terminate any of its benefit plans during the term of Executive’s employment.

4.03       Stock Options. Executive may be granted other options to purchase Common Stock of the Company from time to time during Executive’s employment in the sole discretion of the Board.

4.04       Bonus. During the term of Executive’s employment by the Company, Executive shall be eligible to receive an annual bonus at target equal to [__%] of Executive’s annual base salary, based upon achievement of objectives agreed upon by Executive and the Board for each applicable year. Executive must be employed by the Company on the last day of the fiscal year to be eligible for any bonus payment.

4.05        Expenses. In accordance with the Company’s normal policies for expense verification, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of Executive’s duties under this Agreement, subject to the presentment of appropriate documentation.

[For Current CEO:     4.06     Location. Executive will be based out of Executive’s home office located in Florida. Executive’s business travel to and from his home office to the Company’s corporate headquarters in Minnesota and to other locations will be reimbursed in accordance with the Company’s regular expense reimbursement procedures.]

5.      Termination.

5.01        Grounds for Termination. This Agreement shall terminate in the event that at any time:

(a)          Executive dies; or

(b)          Executive becomes Disabled (as defined below); or

(c)          The [Board/Company] elects to terminate this Agreement for “Cause” and notifies Executive in writing of such election; or

(d)          The [Board/Company] elects to terminate this Agreement without “Cause” and notifies Executive in writing of such election; or

(e)           Executive elects to terminate this Agreement due to “Constructive Discharge” and notifies the Company in writing of such election; or

(f)           Executive elects to terminate this Agreement for any reason other than due to “Constructive Discharge” and notifies the Company in writing of such election.

If this Agreement is terminated pursuant to the subsections 5.01(a), 5.01(b), or 5.01(c), such termination shall be effective immediately. If this Agreement is terminated pursuant to subsection 5.01(d), such termination shall be effective 30 calendar days following notification by the Board of such termination or such shorter period of time that the Company and Executive mutually agree. If this Agreement is terminated pursuant to subsections 5.01(e) or 5.01(f), such termination shall be effective 30 calendar days following notification by Executive of such termination or such shorter period of time that the Company and Executive mutually agree. In the case of termination pursuant to subsections 5.01(d), 5.01(e), or 5.01(f), the Company may in its sole discretion remove Executive from all or any portion of Executive’s duties and responsibilities hereunder.

5.02        Definitions.

(a)          “Cause” shall mean:

(i)       Executive has breached the provision of Executive’s Employee Proprietary Information and Inventions Agreement in any material respect and has failed to cure such breach (if curable) within 30 calendar days after written notice has been given by the [Board/Company] to Executive; or

(ii)      Executive has engaged in willful or reckless job-related material misconduct, including material failure to perform Executive’s duties as an officer or employee of the Company and has failed to cure such default within 30 calendar days after written notice of default has been given by the [Board/Company] to Executive; or

(iii)     Executive has committed fraud, misappropriation or embezzlement in connection with the Company’s business; or

(iv)     Executive has been convicted or has pleaded nolo contendere to criminal misconduct (excluding parking violations, occasional minor traffic violations, or similar infractions); or

(v)     Executive’s established use of narcotics, liquor or illicit drugs has a detrimental effect on the performance of Executive’s employment responsibilities and such use and detrimental effect continues for a period of 30 calendar days following written notice by the [Board/Company] to Executive, as determined in good faith by the [Board/Company].

(b)          “Disabled” shall mean that, due to a physical or mental condition, Executive is unable to perform the essential functions of Executive’s position, with or without reasonable accommodation, hereunder in a period of at least three consecutive months.

(c)          “Constructive Discharge” shall mean:

(i)       the assignment of Executive of employment responsibilities or duties which are of materially lesser status and degree of responsibility than Executive’s position, responsibilities or duties on the date that Executive commenced employment, without the consent of Executive; or

(ii)      the requirement by the Company that Executive be based anywhere other than within [50/100] miles of the [Company’s office location on the date that Executive commenced employment/Executive’s then-current primary residence] (except for the requirement of temporary travel on the Company’s business to an extent substantially consistent with the business travel obligations of the Company’s employees in similar positions), without the consent of Executive; or

(iii)      the material reduction by the Company in Executive’s total compensation, including any bonus for which Executive is eligible, based on Executive’s then-current base salary and bonus, other than a reduction in compensation that is part of a general reduction in compensation for senior management of the Company.

5.03        Effect of Termination. Notwithstanding any termination of this Agreement, Executive and the Company, in consideration of Executive’s employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive’s employment. In addition, the Executive acknowledges that, notwithstanding any termination of this Agreement, Executive shall remain bound by all of the provisions of the Employee Proprietary Information and Inventions Agreement, including without limitation those activities and obligations upon or subsequent to the termination of Executive’s employment.

5.04        Surrender of Records and Property. Upon termination of Executive’s employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in Executive’s possession or under Executive’s control. Such surrender of records and property shall include return of electronic storage devices and media and permanent deletion of electronic media of the Company on any computers or other devices owned by Executive.

5.05        Compensation and Benefits Upon Termination. In the event that (a) the Company terminates Executive’s employment without “Cause” pursuant to Section 5.01(d), or (b) Executive terminates Executive’s employment due to “Constructive Discharge” pursuant to Section 5.01(e), the Company shall continue to pay to Executive (1) Executive’s base salary for a period of [__] months following the employment termination date (the “Severance Period”), payable in monthly installments in accordance with the regular payroll schedule of the Company(“Severance Payments”), and (2) reimburse the premium costs paid by Executive to continue Executive’s group medical insurance with the Company to the extent then available and in effect (if applicable) for the Severance Period, reimbursed on a monthly basis; provided, however, that in the event Executive obtains other employment prior to the expiration of such Severance Period, the Company shall continue to pay, until the expiration of such Severance Period, only the excess, if any, of Executive’s monthly Severance Payment over Executive’s salary payable or paid under such employment and, provided that medical benefits are available under the Executive’s other employment, Company reimbursement of group medical insurance premiums shall cease, and provided, further, that such Severance Payments and any other payments paid under this Section 5 shall not in any event exceed a maximum amount of two times the lesser of: (x) the Internal Revenue Code § 401(a)(17) compensation limit for the year in which the employment termination date occurs, or (y) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year prior to the calendar year in which the employment termination date occurs (adjusted for any increase during that year that was expected to continue indefinitely). If this Agreement is terminated pursuant to subsection 5.01(a), 5.01(b), 5.01(c), or 5.01(f), Executive’s right to base salary and benefits shall immediately terminate on the effective date of such termination, except as may otherwise be required by applicable law.

5.06        Change in Control.

(a)          Executive and the Company acknowledge and agree that this Agreement, including the eligibility for Severance Payments contained in Section 5.05 above and this Section 5.06, shall be binding on the Company or its successors following a Change in Control of the Company (as defined below).

(b)          For the purposes of this Agreement, “Change in Control” shall have the meaning set forth in the CVRx, Inc. 2021 Equity Incentive Plan, as amended from time to time, or any successor plan.

(c)          Upon termination of Executive’s employment within the three months prior to a Change in Control or within 18 months following a Change in Control, Executive shall be eligible for the severance payments and benefits outlined in Section 5.05 above; provided however, (i) the Severance Period for the purpose of any Severance Payment or benefits continuation outlined in this Section 5 shall equal [___] months, (ii) the Severance Payment shall be payable in a lump sum within 30 days following the expiration of any rescission period applicable to the Release (defined below), and (iii) Executive shall be eligible to receive a payment equal to [__%] of Executive’s annual bonus target for the current year, payable in a lump sum within 30 days following the expiration of any rescission period applicable to the Release. If no annual target has been established in the year of termination, the bonus payment shall be calculated based on the average of the actual bonus paid to Executive in the three years prior to the year of termination.

5.07         Equity Grants. Executive has been and may be granted stock options in connection with Executive’s employment with the Company (the “Equity”), subject to the terms of any individual grant agreements (each a “Stock Option Agreement”). Upon termination of Executive’s employment, the vesting of any of Executive’s then issued, but unvested Equity shall be treated in accordance with the individual Stock Option Agreements for each grant.

5.08         Conditions. Any benefits or pay (including any Severance Payments) provided to Executive under this Section 5 shall be payable to Executive only if following termination of Executive’s employment Executive has signed a release of claims in favor of the Company in a form to be prescribed by the Company (“Release”), all applicable consideration periods and rescission periods provided by law shall have expired and Executive is in strict compliance with the terms of this Agreement and the Employee Proprietary Information and Inventions Agreement.

6.       Miscellaneous.

6.01        Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflicts of laws principles thereof. Any dispute or claim under this Agreement shall be brought exclusively in the state or federal courts of Minnesota, and the parties hereby consent to personal jurisdiction and venue in Minnesota.

6.02        Prior Agreements. This Agreement, any Stock Option Agreement, and the Employee Proprietary Information and Inventions Agreement contain the entire agreement of the parties relating to the employment of Executive, ownership of proprietary information and other rights and noncompetition and nonsolicitation restrictions on Executive and supersedes all prior promises, contracts, agreements and understandings of any kind, whether express or implied, oral or written, with respect to such subject matter (including without limitation the Prior Agreement, except that the Prior Agreement will continue to apply with respect to time periods preceding the date of this Agreement), and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

6.03         Taxes. The Company may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes arising from any compensation, benefits or any other payments made pursuant to this Agreement, or any other contract, agreement or understanding which relates, in whole or in part, to Executive’s employment with the Company or any of its affiliates, and in order to comply with all applicable federal, state, city and other tax laws or regulations, are withheld or collected from Executive. This Agreement is intended to satisfy the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986, as amended (“Code”), including current and future guidance and regulations interpreting such provisions. To the extent that any provision of this Agreement fails to satisfy those requirements, the provision shall automatically be modified in a manner that, in the good-faith opinion of the Company, brings the provisions into compliance with those requirements while preserving as closely as possible the original intent of the provision and this Agreement. In particular, and without limiting the preceding sentence, if Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code, then any payment under this Agreement that is treated as deferred compensation under Section 409A of the Code shall be delayed until the date which is six months after the date of separation from service (without interest or earnings).

6.04        280G Limitations. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) would be subject to the excise tax imposed by Code Section 4999, then such benefits shall be either be: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Code Section 4999, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to excise tax under Code Section 4999. For purposes of making the calculations required by this Section 6.04, the Company (or any designees of the Company’s choosing) may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Executive shall furnish to the Company (or its designees) such information and documents as the Company may reasonably request in order to make a determination under this Section.

6.05         Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by Executive and an authorized director or officer of the Company.

6.06        No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

6.07        Assignment. This Agreement shall not be assignable, in whole or in part, by Executive without the written consent of the Company. This Agreement may be assigned, in whole or in part, by the Company without Executive’s consent to a parent, subsidiary or other affiliate of the Company, or to a successor to all or substantially all of the Company’s business.

6.08        Severability. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

6.09        Indemnification. The Company acknowledges that the indemnification obligations generally available to directors, officers or employees of the Company pursuant to such entity’s certificate of incorporation or bylaws will be available to Executive if Executive at any time is employed by the Company in any such capacity. The Company agrees that it shall maintain in full force and effect one or more policies of directors and officers insurance, covering the Executive, issued by insurers of recognized responsibility, insuring against such loss and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in a comparable business.

[signature page follows]

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

Executive

[Executive Name]

CVRx, Inc.

[Name]
Director